Exhibit 10.53
MODIFICATION NO. 1 TO THE
29 NOVEMBER 1992 SETTLEMENT AGREEMENT BETWEEN
THE UNITED STATES AND AEROJET-GENERAL CORPORATION
          The United States of America (the “United States”) and Aerojet-General Corporation (“Aerojet”) hereby enter into this agreement (“the Modification”) to modify the 1992 Settlement Agreement. This modification shall become effective as provided in Section 2.15 of this Modification. The United States and Aerojet may be individually referred to as a “Party” or collectively referred to as “the Parties”.
          WHEREAS, the Parties entered into the 1992 Settlement Agreement to avoid litigation and to compromise and settle claims respecting Site Restoration Costs (as defined in Section 2.10 of the 1992 Settlement Agreement);
          WHEREAS, certain remedial action costs which Aerojet has or will incur in connection with perchlorate at the Aerojet Sacramento Site were specifically excluded from the definition of Site Restoration Costs under the 1992 Settlement Agreement;
          WHEREAS, remedial action and other costs which Aerojet has or will incur in connection with contaminants at the Aerojet Azusa Site were not covered by the 1992 Settlement Agreement;
          WHEREAS, the United States has asserted that its obligation, if any, to allow the costs in the pricing of Aerojet’s government contracts is secondary to the obligation of Aerojet’s insurers to pay and indemnify Aerojet under its general liability policies. In entering into this Modification, the 1992 Settlement Agreement and the Stage A Settlement Agreement, the Parties recognize that: (1) Aerojet’s insurers have failed to pay all the costs in issue and are disputing their obligation to defend and indemnify Aerojet under the policies; and (2) Aerojet is entitled to include the costs in its indirect rates only to the extent that such costs are not paid by Aerojet’s insurers; and
          WHEREAS, the Parties desire to execute a Modification to the 1992 Settlement Agreement to resolve open issues and avoid potential disputes and litigation between them related to perchlorate remediation costs at the Aerojet Sacramento Site and Site Restoration Costs at the Aerojet Azusa Site
          NOW THEREFORE, the United States and Aerojet, seeking to avoid protracted litigation, do hereby compromise and settle claims and disputes between them respecting Site Restoration Costs, as defined in Section 2.11, all in accordance with the terms of this Modification and all Exhibits thereto.

1. RELATIONSHIP OF THIS DOCUMENT TO THE 1992 SETTLEMENT AGREEMENT
     1.1. This Modification modifies the 1992 Settlement Agreement for all Site Restoration Costs (as defined by Section 2.11 below) incurred on or after 29 November 1998. The 1992 Settlement Agreement as it exists prior to this Modification remains in effect for all Site Restoration Costs (as defined in Section 2.10 of the 1992 Settlement Agreement) incurred before 29 November 1998.
2. DEFINITIONS
     2.1. Aerojet Insurer means each liability insurer, whether providing primary or excess insurance, and the California Insurance Guarantee Association, against which Aerojet has made claim for recovery of Site Restoration Costs and which is or was a party to the suit now captioned Aerojet-General Corporation et al. vs. Transport Indemnity Insurance Company et al. (San Mateo Superior Court No. 26245) or which is or was a party to the suit now captioned Aerojet-General Corp vs. Fidelity & Casualty Co. of New York, et al., Sacramento Superior Court No. 527932.
     2.2. Aerojet Sacramento Site means that land for which Aerojet has responsibilities under subsection 5(A)(1) of the Partial Consent Decree.
     2.3. Aerojet Azusa Site means Azusa Irwindale Study Area as that term is described at Plate 2 of the Revised Workplan Azusa/Irwindale Study Area Site Assessment dated September 17, 1991.
     2.4. Allowable Site Restoration Costs means that percentage of Site Restoration Costs (as defined in Section 2.11) incurred on or after 29 November 1998, which, pursuant to Section 3.2, the United States recognizes as allowable costs within Aerojet’s indirect cost pool(s) allocable to Aerojet’s Government Contracts.
     2.5. Date of Execution of this Modification means the date of the last required signature of this Modification by an authorized representative of Aerojet or the United States as provided in Section 11.14 below.
     2.6. Government Contract or Contract with the United States means any contract, or any modification to any contract between Aerojet and any contracting department, agency or entity of the United States, including any contract or subcontract, or any modification to any subcontract between Aerojet and any entity which is a party to a prime contract, or to a subcontract under a prime contract with any contracting department, agency, or entity of the United States.

     2.7. Partial Consent Decree means that decree entered on June 23, 1989, including all modifications thereof, whether entered before or after this Modification, in the consolidated actions United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG).
     2.8. Recovery from a Third Party means payment to Aerojet after the effective date of this Modification by an Aerojet Insurer or any person or entity other than the United States, its agencies, departments, officers and employees, pursuant to a judgment, settlement, or otherwise for:
               (a) Site Restoration Costs incurred on or after 29 November 1998;
               (b) interest in respect of or attributable to such Site Restoration Costs; or
               (c) punitive damages in any action for the recovery of such Site Restoration Costs;
irrespective of whether such payment is made subject to a condition or a purported reservation of rights.
     2.9. Remedial Action means any removal or remedial action under CERCLA or any like requirement under any federal or state statute or regulation, including all associated investigation and operation and maintenance, undertaken at either the Aerojet Sacramento Site or the Aerojet Azusa Site.
     2.10. Settlement Credit Account means the account that Aerojet established pursuant to Section I.B.2 of the Stage A Settlement Agreement, which Aerojet maintains on its books.
     2.11. Site Restoration Costs
          (a) means such of the following described costs and any other costs which Aerojet has incurred or will incur on or after 29 November 1998 in addressing demands, claims and actions brought by private parties and state and federal regulatory agencies relative to actual or alleged releases or threatened releases of chemicals to soils or groundwater at either the Aerojet Sacramento Site or the Aerojet Azusa Site as a result of actual or alleged discharge or disposal activities prior to 1980:
               (i) costs of Remedial Action;

               (ii) costs of compliance with the Partial Consent Decree for the Sacramento Site;
               (iii) costs of defense of the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al. (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), and of the consolidated actions captioned People ex rel. Van de Camp et al. vs. Aerojet General Corp. et al. (Sacramento Superior Court No. 286073), including costs of prosecution of the mandate proceedings consolidated therewith;
               (iv) costs of defending and responding to demands, claims and actions brought by local, state and federal regulatory agencies as to the Sacramento Site which, though reserved from or otherwise outside the coverage of the Partial Consent Decree, are within the subject matter of the actions identified in Section 2.11(a)(iii) above;
               (v) costs of defending and responding to demands, claims and actions brought by local, state and federal regulatory agencies as to the Azusa Site; and
               (vi) costs of defending and responding to demands, claims and actions brought by private parties.
     (b) Site Restoration Costs do not include the following:
               (i) charges questioned by the United States pursuant to Section 11.1 which are finally disallowed;
               (ii) expenses that are considered Allowable Contemporary Costs as that term is used in Aerojet’s CAS disclosure statement in effect at the time such costs are incurred;
               (iii) legal expenses which Aerojet has incurred or will incur respecting claims and litigation with Aerojet Insurers, which expenses are recognized by the United States as a fully allowable element of Aerojet’s G&A pool, pursuant to separate agreement between the Parties;
               (iv) those costs of defending and resolving, by judgment or settlement, an action brought by a private (non-governmental) party for alleged personal injury or property damage, that are directly attributable to a final, unappealable determination by a court that Aerojet “managerial personnel” (as defined in FAR 52.245-5 [Jan. 1986]) engaged in willful misconduct or lack of good faith in connection with actual or alleged discharge or disposal activities at the Aerojet Sacramento or Azusa Sites prior to 1980; and

               (v) fines, penalties and punitive damages imposed upon Aerojet by a court or administrative agency in a final, unappealable determination relating to actual or alleged discharge or disposal activities at the Aerojet Azusa or Sacramento Sites prior to 1980.
     2.12. Stage A Expenditures means all Site Restoration Costs which Aerojet incurred through June 1989 and were the subject of the Stage A Settlement Agreement.
     2.13. Stage A Settlement Agreement means the Parties’ settlement agreement in ASBCA No. 34033, executed on November 30, 1989 and amended on February 26, 1990.
     2.14. 1992 Settlement Agreement means that certain Settlement Agreement effective 29 November, 1992 by and between the United States of America and Aerojet-General Corporation and incorporated as part of the decision of the Armed Services Board of Contract Appeals on 6 October 1993 (ASBCA No. 40309).
     2.15. Effective Date of this Modification means the date upon which this Modification shall become effective, which shall occur upon close of escrow in accordance with all conditions of the certain Escrow Instructions agreed upon by the Parties respecting the Offer to Purchase Real Estate and Acceptance — Air Force Plant 70 or 29 November 1998, whichever is later. However, should close of escrow occur after 29 November 1998, this Modification shall apply to costs incurred after 29 November 1998 as otherwise provided for in this Modification.
3. SETTLEMENT OF SITE RESTORATION COSTS
     3.1. The Parties recognize that: (1) Aerojet Insurers have failed to pay all Site Restoration Costs and are disputing their obligation to defend and indemnify Aerojet under its general liability policies; and (2) Aerojet is entitled to recognition of Site Restoration Costs in the pricing of its Government Contracts only to the extent that such costs are not paid by Aerojet Insurers. Accordingly, in order to assure that there is no double recovery of costs by Aerojet, and to effectuate the intent of this Modification, the Parties agree that:
          (a) the agreement of the United States to allow and pay costs is in advance of potential recovery from Aerojet’s insurers; and

          (b) implementing FAR 31.201-5 (“Credits”), the United States is entitled to a credit from any insurance recovery for such costs, in accordance with the terms of this Modification.
     3.2. Subject to Section 11.1 below, the United States will recognize (as Allowable Site Restoration Costs) 88% of all Site Restoration Costs incurred and to be incurred on or after 29 November 1998 as allowable and recoverable costs within Aerojet’s indirect cost pool(s) allocable to Government Contracts.
     3.3. In order to implement Section 3.2 above:
          (a) Aerojet will include and the United States will accept Allowable Site Restoration Costs in forward pricing rates for all Government Contracts entered into on or after 29 November 1998;
          (b) Aerojet will bill such costs in accordance with the terms and conditions of each such Government Contract;
          (c) Allowable Site Restoration Costs will be excluded in establishing the negotiated profit percentage or amount on all Government Contracts. In all cost - disclosure pricing proposals, Aerojet will demonstrate that no profit is being proposed on Allowable Site Restoration Costs.
4. CREDITS FOR RECOVERIES FROM INSURERS AND OTHER THIRD PARTIES
     4.1. (a) If the expenses incurred by Aerojet in pursuing a Recovery from a Third Party have been allowed for allocation to Aerojet’s Government Contracts, Aerojet will record 88% of any such Recovery from a Third Party on its books as a credit to reduce Allowable Site Restoration Costs in the Aerojet fiscal year when such recovery is received, as provided in this Section 4.1, and Sections 4.2 and 4.3 below. Aerojet will apply this credit to its indirect cost pool(s) before allocation of Site Restoration Costs to Government Contracts. (see Example 1, Exhibit A)
             (b) To the extent the credit described in Section 4.1(a) exceeds Allowable Site Restoration Costs allocated to Government Contracts in a single Aerojet fiscal year, Aerojet will carry forward the remaining balance of the credit, together with interest as provided in Section (c) below, as a reduction of Allowable Site Restoration Costs in subsequent year(s) until the credit is fully depleted. (see Example 2, Exhibit A)

               (c) Aerojet will include in the credits made pursuant to this Section simple interest at the applicable interest rate(s) specified by the Contract Disputes Act (42 U.S.C. § 611) from the date on which any Recovery from a Third Party is received by Aerojet until the credit is fully depleted.
     4.2. If Aerojet Insurers obtain an offset or a reduction of their obligations to Aerojet on the basis or by virtue of this Modification, or any provision herein, Aerojet’s credit obligations pursuant to Section 4.1 above for payments made by an Aerojet Insurer shall be reduced by 12% of the amount of any such offset or reduction. (see Example, 3 Exhibit A)
     4.3. If Aerojet is required to repay any funds that were (1) paid to Aerojet subject to a condition or a purported reservation of rights and (2) credited to the Settlement Credit Account or credited as a Recovery from a Third Party pursuant to Section 4.1(a), then the amount of any such repayment will be added to and considered as Allowable Site Restoration Costs in the Aerojet fiscal year in which such repayment is made. (see Example 4, Exhibit A)
5. CREDITS TO FIXED-PRICE CONTRACTS
     As set forth in paragraphs (a) through (d) below, each sole-source fixed-price Government Contract priced in excess of $10 million entered into on or after 29 November 1998 will be subject to a price reduction if a Recovery from a Third Party in excess of $5 million is received during the period of performance of such a Government Contract.
          (a) At the conclusion of contract performance, the total of Allowable Site Restoration Costs allocated to the contract in excess of credits allocated to the contract as determined pursuant to Sections 4.1 through 4.3 above (“Total Allocated Cost”), will be compared to the total Site Restoration Costs included within the contract price (“Total Negotiated Cost”).
          (b) The contract price will be reduced by the amount by which the Total Negotiated Cost is greater than the Total Allocated Cost, provided that the price reduction shall not exceed the total credit to Allowable Site Restoration Costs on the contract attributable to such Recovery from a Third Party, as determined pursuant to Sections 4.1 through 4.3 above.

          (c) In no event shall there be an increase to the contract price under this Section 5.
          (d) As to each sole-source fixed-price Aerojet subcontract priced in excess of $10 million entered into on or after 29 November 1998, Aerojet agrees to use its best efforts to include a clause requiring the prime contractor to provide the Government the full benefit of the price reduction to be made by Aerojet on each such subcontract pursuant to this Section 5, plus all applicable prime contractor mark-ups. If such a clause is not included in any such Aerojet subcontract, the United States may require Aerojet to pay directly to the United States the price reduction made on each such subcontract pursuant to this Section 5.
6. OPTION TO TERMINATE
     (a) Each Party reserves the option to terminate application of this Modification as to any Site Restoration Costs incurred following the certification or other formal determination by the cognizant environmental enforcement agency(ies) that all Remedial Action has been completed and no further Remedial Action is required. Either Party may exercise this option by issuing written notice to the other Party no earlier than 60 days following such certification or formal determination. The effective date of such exercise of option shall be the ninetieth day following issuance of the written notice.
     (b) As to Site Restoration Costs incurred at the Aerojet Azusa Site on or after 29 November 1998, each Party reserves the option to terminate the application of this Modification to any such costs in excess of $40,000,000 (exclusive of any Recovery from a Third Party). Either Party may exercise this option by issuing written notice to the other Party no earlier than 60 days following the attainment of the $40,000,000. The effective date of such exercise of option shall be the ninetieth day following issuance of the written notice.
     (c) An exercise of either, or both, option(s) under this Section 6 shall not affect the application of this Modification as to any Site Restoration Costs incurred before the effective date of the exercise of the option.

7. COVENANTS, RELEASES, RESERVATIONS OF RIGHTS AND DISMISSAL OF APPEAL RELATIVE TO SITE RESTORATION COSTS AS TO THE AEROJET SACRAMENTO SITE
     7.1. Subject to the provisions of Section 3 above and paragraphs 7.2 through 7.8 of this Section 7, as to Site Restoration Costs which Aerojet has incurred or will incur at the Aerojet Sacramento Site on or after 29 November 1998 until the effective date of exercise of the option under Section 6:
          (a) Aerojet agrees for itself, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it, to remise, release and forever discharge the United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof from any claim, counterclaim or cross-claim that Aerojet asserted or could have asserted in the appeal in ASBCA No. 40309 and in the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), or on any other basis; and
          (b) Aerojet agrees for itself, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it, to remise, release and forever discharge Aerojet’s prime contractors on Contracts with the United States from any and all claims, causes of action and demands of any kind whatsoever under or on the basis of Aerojet’s subcontracts with such prime contractors.
          (c) Nothing in this Section 7.1 shall impair any Aerojet right or defense in response to any demand or action of the United States pursuant to any environmental law or regulation. All such rights and defenses are hereby reserved, including but not limited to any right or defense based upon Section 106(b)(2) of CERCLA (42 U.S.C.A. § 9606(b)(2)) or under any other provision of law.
     7.2. The United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof agree to remise, release and forever discharge Aerojet, its parent corporations, subsidiaries, affiliates, past or present officers, directors, employees, and all representatives thereof, including without limitation its successors, assigns, subrogees, representatives, and anyone claiming through or under it, from any and all claims, causes of action and demands of any kind whatsoever to recover:
          (a) Site Restoration Costs as to the Aerojet Sacramento Site;
          (b) Recovery from a Third Party as to the Aerojet Sacramento Site, except in accordance with the provisions of Sections 4 and 5; and

          (c) the amount of any claim which any Aerojet Insurer or other third party asserts against the United States in respect of Site Restoration Costs as to the Aerojet Sacramento Site.
     7.3. Nothing in this Modification shall be construed to release claims or otherwise settle any costs other than Site Restoration Costs as to the Aerojet Sacramento Site incurred prior to the effective date of exercise of the option under Section 6. The Parties expressly reserve all rights, claims and defenses as to any costs other than such Site Restoration Costs. Without limitation of the foregoing, nothing in this Modification shall restrict the right of either Aerojet or the United States to lift the stay of proceedings relative to Aerojet’s counterclaim in the consolidated actions captioned United States et al. vs. Aerojet General Corp. et al., (E.D. Cal. CIVS-86-0063-EJG, CIVS-86-0064-EJG), in accordance with the Stipulation and Order specified in Exhibit B to this Modification.
     7.4. The releases provided by Aerojet in Section 7.1 above are conditioned upon the United States fulfilling its obligations under Section 3 of this Modification. If a court or board of contract appeals decides (the “Court or Board Decision”) that the United States need not fulfill, or is precluded from, fulfilling its obligations under Section 3 to recognize what are determined to be Allowable Site Restoration Costs under this Modification, then:
          (a) other provisions hereof notwithstanding, the releases provided by Aerojet herein will no longer be applicable;
          (b) Aerojet shall be entitled to pursue all claims of whatever kind against the United States for recovery or recognition of Site Restoration Costs governed (directly or by reason of res judicata or collateral estoppel) by the Court or Board Decision; as follows:
               (i) before filing any such claim and pending issuance of the Court or Board Decision, Aerojet will request that the United States enter into an agreement tolling all statutes of limitation applicable to Aerojet’s claims for a period of not to exceed two years.
               (ii) Aerojet may bring an action in any forum to seek recovery or recognition of such Site Restoration Costs if the United States fails to enter into such an agreement within 90 days of the Aerojet request or, if such an agreement is obtained, any time after the agreement expires.

          (c) Aerojet’s releases shall remain in effect with respect to those Site Restoration Costs as to which the United States has recognized Allowable Site Restoration Costs in accordance with Section 3 of this Modification.
     7.5. Except as provided in Sections 7.1 and 7.2, nothing in this Modification shall constitute or be construed as a release or a covenant not to sue as to any claim or cause of action against any person or entity not a signatory to this Modification.
     7.6. Nothing in this Modification shall constitute or be construed as a release or a covenant not to sue as to any matter not expressly addressed by Sections 7.1 and 7.2 of this Modification.
     7.7. Except to the extent the reservations of claims and assertions set forth in paragraph 22 of the Partial Consent Decree are superseded by the terms of this Section 7, nothing in this Modification shall in any way limit the rights and obligations of the Parties with respect to the Partial Consent Decree. In the event of any inconsistency between the terms and conditions of this Modification and the terms of the Partial Consent Decree, the terms of the Partial Consent Decree shall prevail over the terms of this Modification.
     7.8. As to rights not released by this Modification, the transfer (whether by sale or abandonment) of property pursuant to the Offer to Purchase Real Estate and Acceptance — Air Force Plant 70 and pursuant to abandonment under the Navy Facilities Contract N00030-98-E-0037 shall not alter or modify the Parties’ respective rights, liabilities and responsibilities regarding environmental actions, claims, and costs associated with environmental contamination conditions with respect to discharges that occurred prior to the effective date of the property transfer. In this regard, without limitation, the transfer (whether by sale or abandonment) of such property shall not be deemed to alter or affect, and may not be used by either Party as a basis for asserting or denying, a Party’s liability under CERCLA or any other federal law or any state law or common law as to any such discharges.
8. COVENANTS, RELEASES, RESERVATIONS OF RIGHTS AND DISMISSAL OF APPEAL RELATIVE TO SITE RESTORATION COSTS AS TO THE AEROJET AZUSA SITE
     8.1. Subject to the provisions of Section 3 above and paragraphs 8.2 through 8.6 of this Section 8, as to Site Restoration Costs which Aerojet has incurred or will incur at the Aerojet Azusa Site on or after 29 November 1998 until the effective date of exercise of the option under Section 6 above:

          (a) Aerojet agrees for itself, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it, to remise, release and forever discharge the United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof from any claim that the United States recognize as allowable such costs within Aerojet’s indirect cost pools allocable to Aerojet’s Government Contracts; and
          (b) Aerojet agrees for itself, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it, to remise, release and forever discharge Aerojet’s prime contractors on Contracts with the United States from any and all claims, causes of action and demands to recognize as allowable such costs within Aerojet’s indirect cost pools allocable to Aerojet’s Government Contracts on the basis of Aerojet’s subcontracts with such prime contractors.
          (c) Nothing in this Section 8.1 shall impair any Aerojet right or defense in response to any demand or action of the United States pursuant to any environmental law or regulation. All such rights and defenses are hereby reserved, including but not limited to any right or defense based upon Section 106(b)(2) of CERCLA (42 U.S.C.A. § 9606(b)(2)) or under any other provision of law.
     8.2. The United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof agree to remise, release and forever discharge Aerojet, its parent corporations, subsidiaries, affiliates, past or present officers, directors, employees, and all representatives thereof, including without limitation its successors, assigns, subrogees, representatives, and anyone claiming through or under it, from any and all claims, causes of action and demands of any kind whatsoever to recover:
          (a) any Allowable Site Restoration Costs as to the Aerojet Azusa Site; and
          (b) recovery from a Third Party as to the Aerojet Azusa Site, except in accordance with the provisions of Sections 4 and 5; and
          (c) the amount of any claim which any Aerojet Insurer or other third party asserts against the United States in respect of Site Restoration Costs as to the Azusa Site.
     8.3. Nothing in this Modification shall be construed to release claims or otherwise settle any matter other than the allowability in the pricing of Aerojet’s government contracts of Site Restoration Costs incurred at the Aerojet Azusa Site prior to the effective date of exercise of the option under Section 6. The Parties expressly reserve all rights, claims and defenses as to any costs other than such Site Restoration Costs. Without limitation of the foregoing, nothing in this Modification shall release or otherwise be deemed to impair the right of Aerojet to seek recovery from the United States or any agency or instrumentality of the United States under CERCLA or any other theory of direct liability for Site Restoration Costs as to the Aerojet Azusa Site.
     8.4. The releases provided by Aerojet in Section 8.1 above are conditioned upon the United States fulfilling its obligations under Section 3 of this Modification. If a court or board of contract appeals decides (the “Court or Board Decision”) that the United States need not fulfill, or is precluded from, fulfilling its obligations under Section 3 to recognize what are determined to be Allowable Site Restoration Costs under this Modification, then:
     (a) other provisions hereof notwithstanding, the releases provided by Aerojet herein will no longer be applicable;
     (b) Aerojet shall be entitled to pursue all claims of whatever kind against the United States for recovery or recognition of Site Restoration Costs governed (directly or by reason of res judicata or collateral estoppel) by the Court or Board Decision; as follows:
          (i) before filing any such claim and pending issuance of the Court or Board Decision, Aerojet will request that the United States enter into an agreement tolling all statutes of limitation applicable to Aerojet’s claims for a period of not to exceed two years.
          (ii) Aerojet may bring an action in any forum to seek recovery or recognition of such Site Restoration Costs if the United States fails to enter into such an agreement within 90 days of the Aerojet request or, if such an agreement is obtained, any time after the agreement expires.
     (c) Aerojet’s releases shall remain in effect with respect to those Site Restoration Costs as to which the United States has recognized Allowable Site Restoration Costs in accordance with Section 3 of this Modification.
     (d) Notwithstanding the provisions of Subparagraphs 8.4(b)(i) to (ii) above, nothing in this Paragraph applies to claims by Aerojet for recovery of Site Restoration Costs for the Azusa Site that have not been released by Aerojet, including, without limitation, such claims as are described in 8.3 above.

     8.5. Except as provided in Sections 8.1 and 8.2, nothing in this Modification shall constitute or be construed as a release or a covenant not to sue as to any claim or cause of action against any person or entity not a signatory to this Modification.
     8.6. Nothing in this Modification shall constitute or be construed as a release or a covenant not to sue as to any matter not expressly addressed by Sections 8.1 and 8.2 of this Modification.
9. REPORTS
     9.1. Until the first fiscal year following the effective date of an exercise of the option under Section 6 (a), Aerojet will include the following information in its Forward Pricing Rate Proposal submitted annually to the United States:
          (a) the total Site Restoration Costs incurred in all preceding fiscal years;
          (b) an accounting of the Site Restoration Costs incurred during the preceding fiscal year, including: (i) the amount of any Recovery from a Third Party obtained during the fiscal year; (ii) the pro ration of amounts applied as credits under the Stage A Settlement Modification and under Section 4 of this Modification; (iii) the amount of credits applied pursuant to Section 4, if any; (iv) the net amount of Site Restoration Costs included in Aerojet’s indirect cost pool(s) during the fiscal year; and (v) the amount of Aerojet’s applicable base for allocation of Site Restoration Costs in the fiscal year;
          (c) the amount of any price reductions made pursuant to Section 5;
          (d) a projection and description of the Site Restoration Costs estimated to be incurred during the current fiscal year, separately identified so as to permit a separate agreement on Site Restoration Costs, if appropriate; and
          (e) a separate projection and description of contemporary costs (as defined in Aerojet’s CAS Disclosure Statement) to be incurred during the current fiscal year.
     9.2. Aerojet will provide to the CACO two copies of each quarterly progress report prepared by Aerojet pursuant to the Partial Consent Decree. At the request of the Administrative Contracting Officer, Aerojet will provide briefings at reasonable intervals on the progress of the work undertaken to implement the Partial Consent Decree and a final consent decree, if one is entered by the court.

10. DISPUTES
     Either Party may enforce this Modification under any available remedy, including without limitation remedies under the Contracts Disputes Act of 1978, 41 U.S.C. §§ 601 et seq, and the “Tucker Act”. 28 U.S.C. § 1491, through action before the Armed Services Board of Contract Appeals or the courts, in the event of a failure by the other Party to fulfill its obligations. This Section 10 shall apply to any dispute between Aerojet and the United States involving the interpretation of this Modification, including without limitation, whether specific costs incurred by Aerojet constitute Site Restoration Costs under Section 2.11 above.
11. OTHER PROVISIONS
     11.1. The United States reserves the right to question on the following grounds any particular charge or portion of a charge to costs made allowable by this Modification:
          (a) the charge is unallowable for reasons unrelated to its character as an environmental cost (e.g., a charge for unallowable entertainment expense under FAR 31.205-14); or
          (b) the charge is unallowable because it is believed to be unreasonable in amount for the services or supplies provided.
     11.2. Except as otherwise specifically provided in this Modification, this Modification shall take precedence over any contracts or other agreements between Aerojet and the United States regarding the United States’ obligations to Aerojet relative to Site Restoration Costs incurred on or after 29 November 1998.
     11.3. The Parties have entered into this Modification for the purpose of compromising and settling claims and disputes between them with respect to Site Restoration Costs, and intend that this Modification will apply to Site Restoration Costs allocated to existing and future Government Contracts.
          (a) Aerojet and the United States agree that nothing in this Modification is inconsistent with the current provisions of FAR Part 31. Except to the extent that it is beyond the authority of the United States to commit itself under this Modification, this

Modification is intended to be implemented and enforced irrespective of any future changes in statute or regulation. In this regard. Aerojet and the United States each recognize and expressly assume the risk that a change in the statutes or regulations could support a treatment of Site Restoration Costs that is different from that required by this Modification.
          (b) In an action to enforce this Modification, the following issues shall be deemed to have been resolved, irrespective of any change in statute or regulation:
               (i) the reasonableness of past conduct giving rise to Site Restoration Costs, including whether such conduct complied with applicable laws, regulations, permits, orders and any other legal requirements or whether such conduct was without fault, negligent, reckless, intentional, willful, or otherwise culpable;
               (ii) the extent to which performance of Government Contracts contributed to the conditions giving rise to Site Restoration Costs; and
               (iii) Aerojet’s diligence in responding to the environmental conditions and pursuing available sources for the recovery of Site Restoration Costs.
Provided, that nothing in this Section 11.3(b) shall be construed as resolving such issues in any action other than an action to enforce the provisions of this Modification.
     11.4. Aerojet will expense Site Restoration Costs and will not be required to capitalize and depreciate such costs for government contract accounting purposes, as long as such treatment is consistent with generally accepted accounting principles (“GAAP”) and applicable Cost Accounting Standards in effect at the time the costs are incurred.
     11.5. Future Operations
          (a) In the event that design, manufacturing or test operations at Aerojet’s Sacramento or Azusa Sites are performed by Aerojet at another Aerojet location, Allowable Site Restoration Costs shall be allocated to the most appropriate indirect cost pool covering the site where the work is transferred.
          (b) In the event that design, manufacturing or test operations are substantially discontinued by Aerojet at either site, for any reason other than those addressed in subparagraph (c) immediately below, Allowable Site Restoration Costs for that discontinued site shall be treated as residual corporate home office costs allocable throughout Aerojet to all corporate segments.

          (c) In the event that design, manufacturing or test work is transferred by Aerojet to another entity by means of a Reorganization or Restructure, Aerojet will attempt to obtain from such entity the projected full reimbursement for all Site Restoration Costs that would have otherwise been allocable to Aerojet for such transferred work had the Reorganization or Restructure not occurred based upon the facts known at the time of the Reorganization or Restructure (“Full Reimbursement”). To the extent that Aerojet receives any reimbursement from such entity of the Site Restoration Costs that would have otherwise been allocable to Aerojet for such transferred work (“Transferred Site Restoration Costs”), the United States will, subject to all other terms of the Modification (including without limitation the 88% recoverable percentage contained in Section 3.2) recognize such Transferred Site Restoration Costs actually paid or reimbursed by such entity as allowable and recoverable costs within such entity’s most appropriate indirect costs pools allocable to its contracts and subcontracts. If and to the extent that the United States determines that Aerojet has received less than Full Reimbursement from such entity, the United States may disallow on Aerojet’s Government Contracts the difference between the amount of Full Reimbursement and the amount of Transferred Site Restoration Costs paid by such entity, provided, that Aerojet shall be entitled to request a contracting officer’s final decision regarding whether the amount of Site Restoration Costs disallowed was calculated correctly, which decision shall be subject to Section 10, titled “Disputes,” of this Modification. For the purposes of this Section 11.5, “Reorganization” or “Restructure” means any transfer of ownership of any Aerojet business to another entity through sale, formation of a partnership or joint venture, or creation of a new corporate structure.
          (d) In any dispute regarding the determination of what dollar amount constitutes Full Reimbursement, the following factors shall be taken into account: (i) the amount of Site Restoration Costs allocated through Aerojet’s overhead to the transferred work immediately prior to any Reorganization or Restructure; (ii) reasonable projections of the size and expected time-line (current contract performance period) of the transferred work if no Reorganization or Restructure occurs; (iii) reasonable projections, based on the best technical and legal information available of the total amount of future Site Restoration Costs at both the Sacramento and Azusa sites; (iv) the benefits to the United States arising from the Reorganization or Restructure (e.g., a larger base for allocating Site Restoration Costs); (v) the impact on the future competitiveness of Aerojet if the Reorganization or Restructure is not accomplished; and (vi) the potential cost impact to Government Contracts at Sacramento and Azusa. For example, if as the result of a Reorganization or Restructure, Aerojet receives $15 million from another entity (based upon 88% allocable Site Restoration Costs) as reimbursement for Transferred Site Restoration Costs and the Government determines that Full Reimbursement for those

Transferred Site Restoration Costs should have been $20 million (based upon 88% allocable Site Restoration Costs): (i) the Government shall recognize $15 million as allowable and recoverable costs within such entity’s most appropriate indirect cost pools allocable to its contracts and subcontracts; (ii) the Government may disallow $5 million of Site Restoration Costs at Aerojet; and (iii) Aerojet may dispute pursuant to Section 10, (Disputes), of this Modification whether Full Reimbursement was $15 million or some other amount. The factors listed in this paragraph shall be considered in resolving any such dispute.
          (e) Aerojet shall notify the CACO of any change in allocation described in this Section 11.5 prior to making such change. Any disagreement as to (i) whether the change comes within the terms of this Section 11.5 or (ii) whether Aerojet has negotiated Full Reimbursement for Site Restoration Costs, shall be resolved under Section 10, Disputes. Nothing in this Section 11.5 shall preclude Aerojet from proposing a different accounting treatment for allowable Site Restoration Costs consistent with Aerojet’s accounting practices in effect at the time of any such proposal.
     11.6. Allowable Site Restoration Costs shall be allocated across the combined Aerojet Azusa and Sacramento G&A business base. The Parties agree this accounting change is one for mutual benefit for the purposes of the Cost Accounting Standards and Aerojet will not have to pay any increased costs (i.e., cost impact) of the accounting change to the United States.
     11.7. Aerojet will not intentionally relocate commercial businesses from either Sacramento or Azusa primarily for the purpose of increasing the Government’s share of Site Restoration Costs. However, the Parties recognize that during the term of this Modification, Aerojet could decide to relocate commercial businesses for its business purposes and that this relocation may serve to increase the Government’s share of Site Restoration Costs.
     11.8. This Modification resolves disputed claims. Neither this Modification nor its terms constitutes any admission of liability, an admission of fact or evidence of such, or an admission of violation of any law or regulation.

     11.9. The Parties designate the following persons to whom all reports and notices provided pursuant to this Modification will be sent:

For Aerojet:	For the United States:

Robert C. Anderson	Vivian Lee
Vice-President, Law	Corporate Administrative
Aerojet-General Corporation	Contracting Officer (CACO)
PO Box 13222	DCMAO — San Francisco
Sacramento, CA 95813-6000	Borregas
Sunnyvale, CA 94089

David Manion
Administrative
Contracting Officer (ACO)
DCMO Sacramento
P. O. Box 15846
Sacramento, CA 95852-1846
Each Party may substitute another individual for its representative(s) designated above by providing written notice to the other Party.
     11.10. This Modification, and each of its terms and conditions, shall apply to and be binding upon (a) Aerojet-General Corporation, its successors, assigns, subrogees, representatives, and any other person or entity claiming through or under it; and (b) the United States, its agencies, officers, employees, instrumentalities, administrators and all representatives thereof.
     11.11. This Modification, or any portion of this Modification, may be amended, deleted or terminated only by a written agreement executed by both of the undersigned representatives of Aerojet and the United States, or his or her successors, respectively.

     11.12. This Modification constitutes the entire agreement between Aerojet and the United States and supersedes any prior or contemporaneous agreement concerning the subject matter of this Modification. The Parties anticipate the creation of summary documents and administrative guides to assist the Parties in implementing the Modification. Such summaries and guides do not constitute part of this Modification.
     11.13. The headings used in this Modification are intended solely for convenience and shall not determine or alter the rights and obligations of the Parties to this Modification.
     11.14. Each undersigned representative certifies that he or she is fully authorized to enter into and execute this Modification, and to legally bind the Party represented.

For the United States of America:	For Aerojet-General Corporation:

/s/ Vivian L. Lee	/s/ R. A. Wolfe

Name: Vivian L. Lee	Name: R. A. Wolfe

Title: Corporate Administrative	Title: President
Contracting Officer
DCMC-SF, Sacramento

Date: October 27, 1998	Date: October 27, 1998

Approved as to Form:	Approved as to Form:

/s/ Danice E. Rogers	/s/ R.C. Anderson
DANICE E. ROGERS Lt. Col. USAF	R.C. ANDERSON

Counsel for the United States:

Date: 1 Oct 98	Date: October 1, 1998

CREDIT RECOVERY EXAMPLES
EXHIBIT A
The purpose of this exhibit is to provide examples to clarify the process negotiated between the Parties for credits for recoveries from third parties in accordance with section 4 of the Modification as 10 Site Restoration Costs (Site Costs) incurred after the effective date of the Modification. It includes four separate examples which were chosen to illustrate four distinct situations. Example 1 displays a recovery without offset or repayment which is small enough to be credited within a single fiscal year. Example 2 shows a similar recovery which is too large to be credited within a single fiscal year. Example 3 is a recovery with a partial offset consistent with Section 4.2. Finally, Example 4 illustrates a recovery with a repayment in accordance with Section 4.3. For the sake of illustration and consistency, the examples utilize the same figures for total Site Restoration Costs and the Government percentage of the Aerojet business base in each of the three fictional fiscal years used in this exhibit. Accordingly, assume the following set of basic data for all four examples:

SITE RESTORATION COSTS	AFY 2000	AFY 2001	AFY 2002
Total Site Costs	$10.0	$10.0	$10.0
Total allowable Site Costs	$8.80	$8.80	$8.80
%Govt Business Base	70%	70%	70%
Site Costs Allocated to Govt contracts	$6.16	$6.16	$6.16
Example 1: Assume that the third party recovery received in AFY 2000 is $1,000,000 with no offset or repayment. The total credit available is $880,000 (1.0 x .88) which would be distributed as follows:

SITE RESTORATION COSTS	AFY 2000	AFY 2001	AFY 2002
Total Site Costs	$10.00	$10.00	$10.00
Total allowable Site Costs	$8.80	$8.80	$8.80
Adjustment for recovery	$(0.88)	0	0
Total allowable Site Costs less adjustment	$7.92	$8.80	$8.80
%Govt Business Base	70%	70%	70%
Site Costs Allocated to Govt contracts	$5.544	$6.16	$6.16
Credit balance carried forward	0	N/A	N/A
Example 2: Assume that the third party recovery received in AFY 2000 is $15,000,000 with no offset or repayment. The total credit available is $13,200,000 (15.0 x .88) which would be distributed as follows:

SITE RESTORATION COSTS	AFY 2000	AFY 2001	AFY 2002
Total Site Costs	$10.00	$10.00	$10.00
Total allowable Site Costs	$8.80	$8.80	$8.80
Adjustment for recovery	$(8.80)	$(4.40)	0
Total allowable Site Costs less adjustment	0	$4.40	$8.80
%Govt Business Base	70%	70%	70%
Site Costs Allocated to Govt contracts	0	$3.08	$6.16
Credit balance carried forward (13.2 - 8.8)	$4.40	N/A	N/A

Example 3: Assume that the third party recovery that would have been received in AFY 2000 is $20,000,000 less an offset of $5,000,000 (see Section 4.2) for a net recovery of $15,000,000. The total credit available to the Government from the recovery is ((15.0 x .88) - (5.0 x .12)) = $12.6 Mil. This credit would then be applied to Total Allowable Site Costs (see base example) and would eliminate the AFY 2000 costs of $8.8 Mil. The remaining $3.8 Mil would be carried forward as a credit against Total Allowable Site Costs in AFY 2001 and would reduce them to $5.0 Mil. The total Site Costs would be distributed/allocated as follows:

SITE RESTORATION COSTS	AFY 2000	AFY 2001	AFY 2002
Total Site Costs	$10.00	$10.00	$10.00
Total allowable Site Costs	$8.80	$8.80	$8.80
Adjustment for recovery	$(8.80)	$(3.80)	0
Total allowable Site Costs less credit	0	$5.00	$8.80
%Govt Business Base	70%	70%	70%
Site Costs allocated to Govt contracts	0	$3.50	$6.16
Credit balance carried forward	$3.80	0	N/A
Example 4: Assume that the third party recovery received in AFY 2000 is $20,000,000 and the insurer gains a repayment (see Section 4.3 of the Modification) of $5,000,000 in AFY 2002. The total credit available to the Government from the recovery is $17.6 Mil) (20 x .88). This credit would then be applied to Total Allowable Site Costs (see base example) and would eliminate Allowable Site Costs of $8.8 Mil in both AFY 2000 and 2001. However, when the insurer wins a repayment of $5.0 Mil in 2002, the amount allocated to the Government is increased by $3.5 Mil (5.0 x .7). Note that the total Site Costs allocated to Government contracts is $9.66 Mil in both examples 3 and 4 and, thus, all other factors being equal, the net effect of an offset (IAW 4.2) or a repayment (IAW 4.3) is the same.

SITE RESTORATION COSTS	AFY 2000	AFY 2001	AFY 2002
Total Site Costs less gross credit	$10.0	$10.0	$10.0
Total allowable Site Costs	$8.80	$8.80	$8.80
Adjustment for recovery	$(8.80)	$(8.80)	0
Repayment	0	0	$5.0
Total allowable Site Costs with adjustments	0	0	$13.80
% Govt Business Base	70%	70%	70%
Site Costs allocated to Govt contracts	0	0	$9.66
Credit balance carried forward	$8.80	0	N/A

LAWRENCE A. HOBEL (Bar No. 73364)
HELLER, EHRMAN, WHITE & HCAULIFFE
333 Bush Street
San Francisco, California 94104-2878
Telephone: (415) 772-6000

Attorneys for Defendants and Counterclaimants
AEROJET-GENERAL CORPORATION AND
CORDOVA CHEMICAL COMPANY
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA,	)
)
Plaintiff,	)	No. CIV-S-86-0063-EJG
	)	No. CIV-S-86-0064-EJG
v.	)
	)	CONSOLIDATED
AEROJET-GENERAL CORPORATION	)
and CORDOVA CHEMICAL COMPANY,	)	STIPULATION AND ORDER RE
	)	PROSECUTION OF COUNTERCLAIM OF
Defendants,	)	AEROJET-GENERAL CORPORATION
	)	AND CORDOVA CHEMICAL COMPANY
	)	AGAINST THE UNITED STATES OF
PEOPLE OF THE STATE OF CALIFORNIA,	)	AMERICA
)
Plaintiff,	)
)
v.	)
)
AEROJET-GENERAL CORPORATION	)
and CORDOVA CHEMICAL COMPANY,	)
)
)
AEROJET-GENERAL CORPORATION,	)
and CORDOVA CHEMICAL COMPANY,	)
)
Counterclaimants,	)
)
v.	)
)
UNITED STATES OF AMERICA,
)
Counter-Defendant.	)
)
)
STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM
EXHIBIT B

          Whereas, on September 25, 1990, Defendants Aerojet-General Corporation (“Aerojet”) and Cordova Chemical Company (collectively, the “Defendants”) filed the Counterclaim of Aerojet General Corporation and Cordova Chemical Company Against the United States of America and Demand For Jury Trial (the “Counterclaim”) against Plaintiff United States of American (“United States”) in these consolidated actions.
          Whereas, by Stipulation and Order dated September 25, 1990, the prosecution of the Counterclaim was stayed, subject to certain exceptions, during the pendency of settlement discussions between the United States Air Force and Aerojet in the matter entitled Appeal of Aerojet-General Corporation Under Contract No. F04704-88-C-0025, Armed Services Board of Contract Appeals Case No. 40309 (ASBCA No. 40309”).
          Whereas, the United States Air Force and Aerojet have entered into a settlement agreement in ASBCA No. 40309 (the “ASBCA Settlement Agreement”), which releases certain rights of the parties that might otherwise be asserted in this action, but also reserves to the parties certain rights that are the subject of this action.
          Whereas, as a condition of the ASBCA Settlement Agreement, the parties must seek an order of the Court in these consolidated actions, in accordance with terms and conditions of this stipulation, as to the prosecution of claims that are not resolved by the ASBCA Settlement Agreement; and
          Whereas, to effectuate the terms and conditions of the ASBCA Settlement Agreement and for good cause shown, the parties

STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

hereby stipulate to entry by the Court of the following order:
          1. All further proceedings with respect to the Counterclaim as to matters not released by the parties in the ASBCA Settlement Agreement and within the subject matter of the Counterclaim shall be stayed, but the stay shall be lifted upon written notice by the United States or by one of the Defendants to the Court and to all parties that actions or claims have been undertaken against Defendants, or either of them, with respect to such matters.
          2. Defendants’ Counterclaim and Counterdefendants’ defenses to such Counterclaim shall not be subject to involuntary dismissal based on any alleged failure to prosecute during the pendency of this stay, and no party shall assert that the failure to give notice when the right to give notice first arises shall be deemed a failure to prosecute, regardless how long after the event giving rise to the right to give notice under Paragraph 1 a party actually gives said notice.

STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

          3. If and when the stay is lifted, the United States shall have sixty (60) days to file the Answer or other responsive pleading to the Counterclaim.
FOR PLAINTIFF UNITED STATES OF AMERICA

DATED: October 19, 1993	Lois J. Schiffer
Acting Assistant Attorney General

Alice Mattice
United States Department of Justice
Environmental Defense Section
Environmental and Natural Resources Division
Room 7201, Main Justice Building
10th & Pennsylvania Avenue
P.O. Box 23986
Washington, D.C. 20026-3986

Robert M. Twiss, United States
Attorney for the Eastern District of California
3305 Federal Building
650 Capitol Mall
Sacramento, California 95814

	By:	/s/ Alice Mattice
United States Department of Justice
Environmental Defense Section
Environmental and Natural Resources Division
P.O. BOX 23986
Washington, D.C. 20026-3986

STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

FOR PLAINTIFF THE STATE OF CALIFORNIA

DATED: November 12, 1993	DANIEL E. LUNGREN
Attorney General of the State of California

	By:	/s/ Edna Walz
EDNA WALZ
Deputy Attorney General
Department of Justice of the State of California
1515 “K” Street
Sacramento, CA 95314
FOR DEFENDANTS AND COUNTERCLAIMANTS AEROJET-GENERAL CORPORATION AND CORDOVA CHEMICAL COMPANY

DATED: November 22, 1993	By:	/s/ Lawrence A. Hobel
LAWRENCE A. HOBEL
HELLER, EHRMAN, WHITE & McAULIFFE
333 Bush Street
San Francisco, CA 94104-2878 EJG
The clerk is directed to administratively close the file.
IT IS SO ORDERED:

DATED: Nov 24, 1993	/s/ [ILLEGIBLE]
JUDGE OF THE UNITED STATES DISTRICT COURT

STIPULATION AND ORDER RE
PROSECUTION OF COUNTERCLAIM

United States District Court
for the
Eastern District of California
December 3, 1993
* * CERTIFICATE OF SERVICE * *
2:86-cv-00063
     USA
          v.
     Aerojet General Corp
I, the undersigned, hereby certify that I am an employee in the Office of the Clerk, U.S. District Court, Eastern District of California.
That on December 3, 1993, I SERVED a true and correct copy(ies) of the attached, by placing said copy(ies) in a postage paid envelope addressed to the person(s) hereinafter listed, by depositing said envelope in the U.S. Mail, or by placing said copy(ies) into an inter-office delivery receptacle located in the Clerk’s office.

Lawrence A Hobel
Heller Ehrman White and McAuliffe	CL/EJG
333 Bush Street	AUSA
Suite 3100
San Francisco, CA 94104-2878

Suzanne Q Maltin
US Dept of Justice
Environmental Defense Section
Environmental and Natural Resources
P O Box 23986
Washington, DC 20026-3986

Jack L. Wagner, Clerk

BY:	/s/ V Carrizales
V Carrizales, Deputy Clerk